SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 28, 2006

Newmont Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-31240	84-1611629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.

1700 Lincoln Street, Denver, Colorado 80203

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS

As previously disclosed in a Current Report on Form 8-K filed on June 22, 2006, in June 2006, an economic court in Uzbekistan ruled in favor of tax authorities and against the Zarafshan-Newmont Joint Venture (“ZNJV”), which is 50 percent owned by the Company, in two claims to collect approximately $48 million in taxes. The tax authorities argued that Decree 151, which protected ZNJV from changes in tax laws and provided other financial and operational benefits, became ineffective and that the taxes and penalties claimed are owed for the period 2002-2005. ZNJV argued that, although Decree 151 had been granted to remain in effect for so long as ZNJV had ongoing operations, subsequent governmental action could only have repealed Decree 151 as of June 1, 2006, and was clearly in force prior to that date.

Although ZNJV has written confirmation from the Ministry of Justice of the Republic of Uzbekistan that Decree 151 was in effect for the life of the Joint Venture, which includes the period 2002-2005, and believes that the rulings of the economic court are in error, the tax authorities are restricting the bank accounts and attaching certain assets of ZNJV. ZNJV appealed the economic court ruling for approximately $37 million (for 2002-2004) and intends to appeal the economic court ruling for approximately $11 million (for 2005). In July 2006, the Board of Appeal ruled in favor of the tax authorities for the 2002-2004 claim. ZNJV continues its efforts to appeal these tax rulings.

Government authorities are no longer allowing gold to be shipped out of Uzbekistan and some gold has been seized by the tax authorities, along with other assets of ZNJV. As a result, the Company was advised on July 28, 2006 by the European Bank for Reconstruction and Development (“EBRD”), with which ZNJV has an outstanding debt obligation of approximately $20 million, that the ZNJV account in London (which currently has a balance of approximately $14 million) is no longer available to fund operations of the joint venture. These recent developments are impacting ZNJV’s ability to operate normally.

The Company intends to pursue all available legal remedies to protect its rights, including international arbitration. The ultimate outcome of this matter cannot be determined at this time. ZNJV sold 122,700 ounces (the Company’s 50% share) of gold in 2005, and represented 1,690,000 ounces (the Company’s 50% share) of proven and probable gold reserves as of December 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Sharon E. Thomas
Name: Sharon E. Thomas
Title: Vice President and Secretary

Dated: August 2, 2006

3